INVESTMENT MANAGER AGREEMENT

This AGREEMENT made as of June 10th, 2014, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”) and Ashmore Investment Management Limited, a company organized under the laws of England(the “Investment Manager”), on behalf of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”):

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares (the “Shares”) of the Fund registered under the 1940 Act pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”);

WHEREAS, the Investment Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has filed notification filings under all applicable state securities laws;

WHEREAS, the Adviser is employed by the Trust, pursuant to an investment advisory agreement (the “Advisory Agreement”), to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets of such portion of the assets of the Fund as the Adviser shall from time to time designate (the “Account”), to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Trust and the Adviser desire to retain the Investment Manager to render investment advisory services to the Account; and

WHEREAS, the Investment Manager is willing to provide investment advisory services to the Account, in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Investment Manager agree as follows:

ARTICLE 1

Employment of Investment Manager

1.1         The Adviser hereby employs the Investment Manager to manage the investment and reinvestment of the assets of the Account, to the extent requested by and subject to the supervision and control of, the Adviser and the Board for the period and upon the terms herein set forth.

1.2         The Investment Manager accepts such employment and agrees during such period at its own expense to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.3         The Investment Manager shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust, the Fund or the Adviser. Notwithstanding the foregoing, the Investment Manager shall, for the purposes of this agreement, have authority to act as agent for the Fund, subject to supervision by the Adviser and the Board.

1.4         The services of the Investment Manager herein provided are not to be deemed exclusive and the Investment Manager shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby. The Adviser acknowledges that the Investment Manager, its associates, directors, officers and employees thereof (“Interested Persons”) may have advisory responsibilities and management contracts with other persons, firms and organizations to which it or they provide advisory or asset management services, including other current or future collective investment schemes, investment products or arrangements for which the Investment Manager (i) assisted with the establishment of; (ii) promotes; and/or (iii) is appointed manager, investment manager, adviser, investment adviser or general partner (“Investment Manager Fund”). The Investment Manager shall discharge its duties under this Agreement with the same degree of skill, care and diligence as it uses in the management of such other Investment Manager Funds but shall not be obliged to give the Trust treatment more favorable than, or preferential to, that provided to such other Investment Manager Funds.

ARTICLE 2

Duties of Investment Manager

2.1         Investment Management Services.

(a)       Subject to the general supervision of the Board and the Adviser, the Investment Manager shall provide a continuous and discretionary investment program for the Account and determine the composition of the assets of the Account, including determination of the purchase, retention or sale of the securities, cash and other investments for the Account. In performing these duties, the Investment Manager shall:

(i)         perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund as set forth in the Registration Statement;

(ii)        seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(iii)       take such steps as are necessary to implement any overall investment strategies approved by the Board for the Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Account, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv)       regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of the Account, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of the Account as of the end of the quarter;

(v)         maintain ail required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Account;

(vi)        provide such information as is reasonably requested to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(vii)       not consult with any other sub-adviser of any other portion of the Fund or any other series of the Trust concerning transactions of the Fund or any other series of the Trust.

(b)         The Investment Manager acknowledges that neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions made by the Investment Manager or be required to approve the selections or decisions, or to confirm their compliance with applicable investment policies and restrictions, these responsibilities being within the duties of the Investment Manager.

(c)         The Investment Manager’s services shall be subject always to the control and supervision of the Adviser and the Board, the restrictions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, the statements relating to the Fund’s investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement and the Investment Guidelines set forth in Appendix A to this Agreement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Adviser has furnished or will furnish the Investment Manager with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this agreement to furnish the Investment Manager with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Adviser represents and warrants to the Investment Manager that the Fund’s investment restrictions as set forth in the then-current Registration Statement are consistent with and do not otherwise conflict with the requirements of the 1940 Act and the rules, rulings and exemptions thereunder. The Investment Manager will be entitled to rely on all documents furnished by the Adviser.

(d)         The Investment Manager represents that it shall make every effort to ensure that the Fund continuously qualifies as a “regulated investment company” under Subchapter M of the Code or any successor provision. Except as instructed by the Board or the Adviser, the Investment Manager shall also make decisions for the Account as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Account’s portfolio securities shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Investment Manager thereof, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

(e)         In connection with the acquisition or disposition of securities described in Section 2.1 (a) (iii), the Investment Manager may place orders for the purchase or sale of Account investments for the account of the Fund with brokers or dealers selected by it and, to that end, the Investment Manager is authorized as agents of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of the Account, the Investment Manager is directed at all times to seek to obtain the best combination of net price and execution under the circumstances within the policy guidelines as set forth in the current Registration Statement. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, the Investment Manager may select brokers or dealers with which it, the Adviser or the Fund is affiliated.

(f)         In addition to seeking the best combination of net price and execution under the circumstances, the Investment Manager may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Adviser and Investment Manager. The Investment Manager is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Investment Manager’s overall responsibilities with respect to the Account. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Investment Manager periodically will evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Investment Manager in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

(g)         Nothing in this agreement shall preclude the aggregation of orders for sale or purchase of securities or other investments by two or more series of the Trust or by the Trust and other accounts (collectively, “Advisory Clients”) managed by the Adviser or the Investment Manager to the Fund, provided that: (i) the Adviser or Investment Manager’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and (ii) the Investment Manager’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted to the Adviser. For the avoidance of doubt, the Investment Manager may aggregate orders on behalf of the Trust with an order for other Investment Manager Funds or an order for its own account or the account of an associate. Aggregation may on some occasions operate to the advantage of the Trust and on other occasions to the disadvantage of the Trust.

(h)         The Investment Manager will advise the Adviser and, if instructed by the Adviser, the Fund's custodian on a prompt basis each day by electronic telecommunication or facsimile of each confirmed purchase and sale of a portfolio security specifying the name of the issuer, the full description of the security including its class, amount or number of shares of the security purchased or sold, the market price, the commission, government charges and gross or net price, trade date, settlement date and identity of the clearing broker. Under no circumstances may the Trust, the Adviser, the Investment Manager, or any affiliates of such parties act as principal in a securities transaction with the Fund or any other investment company managed by the Adviser unless (i) permitted by an exemptive provision, rule or order under the 1940 Act and (ii) upon obtaining prior approval of the securities transaction from the Adviser. Any such transactions shall be reported quarterly to the Board.

(i)         The Investment Manager shall inform the Adviser and the Board on a current basis of changes in investment strategy or tactics or key personnel. It shall also be the duty of the Investment Manager to furnish to the Board such information as may reasonably be necessary for the Board to evaluate this agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7.

(j)         The Investment Manager represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities.

(k)         The Investment Manager acknowledges and agrees that (i) the names “City National Rochdale” and “City National Rochdale Funds” are the property of the Adviser, and (ii) the Investment Manager will publicly disseminate information concerning the Fund and the Trust only if such information has been approved in advance by the Trust.

(l)         The Investment Manager may enter into, make and perform all contracts, agreements and other undertakings as may be necessary or desirable for the proper performance of the Investment Manager’s duties under this Agreement and the Adviser agrees to ratify such contracts, agreements and other undertakings on request.

(m)         The Account’s investment restrictions set forth in the Registration Statement and the Investment Guidelines set forth in Appendix A shall not be deemed to have been breached as a result of changes in the price or value of investments (the “Original Investments”) held by the Account brought about through market forces or movements in the market.

(n)         In connection with derivative trading undertaken in accordance with Section 2.1(a)(iii), the Investment Manager is only permitted to trade with counterparties that have an International Swaps & Derivatives Association (“ISDA”) Master Agreement with the Fund, which counterparties are listed in Appendix B to this Agreement, or are approved by the Adviser in writing pursuant to Section 9.

Upon written consent of the Adviser, the Investment Manager will be permitted to trade pursuant to a long form confirmation which incorporates by reference a deemed ISDA Master Agreement with counterparties selected by the Investment Manager in accordance with all applicable laws and regulations and in accordance with its Best Execution Policy, which is attached to this Agreement as Appendix C.

ARTICLE 3

Allocation of Charges and Expenses

3.1         The Investment Manager will bear its own costs of providing services hereunder. Other than as specifically indicated herein the Investment Manager shall not be responsible for the Fund's or the Adviser's expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization of the Fund, including legal and accounting expenses and certain costs of registering securities of the Fund under federal securities law and qualifying for sale under state securities laws; any share redemption expenses; expenses of portfolio transactions; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian and transfer agent, if any; cost of auditing services; all taxes and fees; certain insurance premiums; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Trust.

3.2         The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4

Compensation of the Investment Manager

4.1         For the services to be rendered as provided herein, the Adviser shall pay to the Investment Manager for each month of the Fund’s fiscal year a fee based upon the average daily net assets of the Account (as reported by the Fund’s custodian), at the following annual rate as a percentage of the Account's average daily net assets:

50 basis points (0.50%)

Such fees shall be payable in arrears as soon as is reasonably practicable after calculation thereof but within 30 days.

4.2         For the month and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the month and year respectively.

4.3         If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day (as determined by the Account’s custodian).

4.4         In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Investment Manager nor any officer, director, shareholder or other affiliate of the Investment Manager shall: (i) act as agent and accept any compensation other than its compensation provided for in this agreement, except in the course of such person’s business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.

4.5         The Investment Manager agrees that in all matters relating to the management of the investment of the assets of the Fund, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect as provided to the Investment Manager in accordance with Section 2.1 (c).

ARTICLE 5

Limitations of Liability

5.1         The Investment Manager shall give the Fund the benefit of the Investment Manager’s best judgment and efforts in rendering services under this agreement; provided, that the Investment Manager shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties under this agreement; (ii) its reckless disregard of its obligations and duties under this agreement; or (iii) a breach of Section 2.1(d) of this agreement. Furthermore, for the avoidance of doubt, in no event shall the Investment Manager, nor its employees, officers or directors be liable for any consequential, indirect or special losses, costs, expenses or damages including but not limited to (a) any loss of opportunity whereby the value of the Account could have been increased; or (b) any loss, costs, expenses or damages suffered by the Account which are due to any 3rd party systems or data service providers or industry platforms used by the Investment Manager, so long as such provider, platform or system is selected in a commercially reasonable manner. For purposes of clarity such losses include but are not limited to losses related to incorrect data such as, for example, incorrect information on investments recorded in Bloomberg or analogous systems, in all cases regardless of whether any claim for loss or damage is made in negligence, breach of contract or otherwise. The terms of this Section 5.1 shall survive termination of this agreement.

5.2         The Investment Manager shall not be liable or responsible to the Trust in respect of any person, firm or company through whom transactions are effected for the Account (including counterparties, brokers, dealers, market-makers, banks or other third parties), so long as such person is selected in a commercially reasonable manner, the Trust’s custodian or any other party having custody or possession of the Trust’s assets from time to time, or any clearance or settlement system.

5.3         No representation or warranty is given by the Investment Manager as to the performance or profitability of the Account or any part of it or the success of any investment strategy recommended or used by the Investment Manager.

ARTICLE 6

Books and Records

6.1         In accordance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager shall maintain separate books and detailed records pertaining to the Investment Manager’s provision of investment sub-advisory services to the Fund (the “Fund's Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Fund's Books and Records shall be available by overnight delivery of copies or for telecopying without delay to the Adviser during any day that the Fund is open for business. The Investment Manager shall preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the Fund’s Books and Records.

6.2         The Investment Manager agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 3la-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s reasonable request; provided, however, that the Investment Manager may maintain copies of such books and records. All such books and records shall be made available, within five business days of a written request, to the Trust’s independent registered public accounting firm during regular business hours at the Adviser’s offices. The Trust or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Investment Manager. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Investment Manager; provided, however, that the Investment Manager may maintain copies of such records.

6.3         The Investment Manager further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, if such disclosure is required by federal or state regulatory authorities, or if such information is already in the public domain.

ARTICLE 7

Duration and Termination of this Agreement

7.1         This agreement shall not become effective unless and until the later of the time at which it is approved by the Board, including a majority of Trustees who are not parties to this agreement or interested persons of any such party to this agreement, or the time at which it is approved by a majority of the Fund’s outstanding voting securities as required by the 1940 Act. This agreement shall come into full force and effect on the later of such two dates. The agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.2         Termination.

(a)       This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of such Fund’s outstanding voting securities, or by the Adviser or Investment Manager, on sixty (60) days’ written notice to the other party.

(b)       This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Investment Manager or any officer or director of the Investment Manager has taken any action which results in a breach of the covenants of the Investment Manager set forth herein.

(c)       This agreement shall automatically terminate in the event of its assignment.

ARTICLE 8

Amendments to this Agreement

8.1         This agreement may be amended by the parties only if such amendment is specifically approved by: (i) if required by law the vote of a majority of the Fund’s outstanding voting securities, and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

8.2         Notwithstanding anything herein to the contrary, this agreement may be amended by the parties without the vote or consent of shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Adviser or Investment Manager shall be liable for failing to do so.

ARTICLE 9

Notices

9.1         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

570 Lexington Avenue, 9th Floor

New York, NY 10022

Attn: Anthony Sozio

If to the Investment Manager:

Ashmore Investment Management Limited

61 Aldwych

WC2B 4AE

London

Attn: Legal & Transaction Management

ARTICLE 10

Miscellaneous Provisions

10.1         Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser or Investment Manager as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or Investment Manager may be interested in the Trust otherwise than as shareholders.

10.2         Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person”, when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to Shares of the Fund or the Trust, as appropriate, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund or the Trust, as appropriate.

10.3         Applicable Law.

(a)         This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

(b)         This agreement shall be subject to the provisions of the Securities Act of 1933, as amended, the 1940 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.4         Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

10.5         Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.6         Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

10.7         Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

10.8         Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.9         Compensation of Officers. Trustees and Employees. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of the Investment Manager. This paragraph shall not apply to consultants and other persons who are not regular members of the Investment Manager’s staff.

10.10          FCA Rules. This Agreement shall constitute a client agreement for the purposes of the rules of the Financial Conduct Authority (“FCA Rules”). The Investment Manager shall treat the Advisor as a ‘Professional Client’ for the purposes of the FCA Rules.

10.11         Emerging Markets Risk Statement. The Adviser represents and warrants to the Investment Manager that it has received and read a copy of the Emerging Markets Risk Disclosure Statement provided by the Investment Manager to the Adviser by email on June 2, 2014. The Adviser acknowledges that it understands the high degree of risk involved in making investments in emerging markets, and believes that the investments to be made by the Account are suitable based upon the Account’s overall investment objective and policies.

10.12         Authorized Officers. The Adviser undertakes to provide the Investment Manager with a certificate issued by an appropriate officer of the Adviser setting forth the names and specimen signatures of all authorized officers authorized to act on behalf of the Adviser with respect to the management of the Trust (each an “Authorized Officer”) promptly upon the signing of this Agreement and promptly after any change therein.

10.13         Delegation. It is acknowledged and agreed that the Investment Manager may delegate some of its non-investment advisory functions to an associate of the Investment Manager or a third party.

10.14         Conflicts of Interest. The Investment Manager will not, and will procure that any Interested Person will not, deal with the Trust on the sale or purchase of any investments to or from the Trust, save in the following circumstances which shall be permitted (i) an Interested Person may buy, hold and deal in any investments or other asset of any kind, nature or description whatsoever (notwithstanding that the same or similar investments may be held by the Account) whether for its own account or that of any other person; and (ii) the Investment Manager or any affiliate may contract or enter into any financial or other transaction with the Adviser or with any entity the shares or securities of which are held by or for the account of the Account, or may have an interest in any such contract or transaction.

10.15         Additions and Withdrawals, The Adviser may, at any time during the continuance of this Agreement, make additions to the Account (each a “New Deposit”) by sending an email from an Authorized Officer to ashmail@ashmoregroup.com. The Investment Manager is authorized to start making investments for the Account on the date which the Adviser instructs is the trade date / transaction date of such New Deposit, provided that any such investments settle on or after the date which the Adviser instructs is the value date / settlement date of such New Deposit, in which case the Adviser acknowledges and agrees that the Investment Manager shall not in any way be held responsible or liable for acting on the basis of the above instructions, including for any costs or losses, including but not limited to any overdraft costs or charges or any interest claims incurred by the Account if the New Deposit does not settle with the Account's custodian on the date intended as the value date/settlement date. Any investment performance measurement shall commence from close of trading on the first business day after the value date / settlement date of such New Deposit.

The Adviser may at any time make withdrawals from the Account by sending an email from an Authorized Officer to ashmail@ashmoregroup.com.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ Kurt Hawkesworth
Name:	Kurt Hawkesworth
Title:	COO

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Authorised Signatory

APPENDIX A

Investment Guidelines

1.	Investment Objective

The Account will mainly seek to access the returns available from Emerging Market high-yielding transferable debt securities and other high-yield instruments, with a particular focus on public sector and private sector Corporate bonds denominated in U.S. Dollars and other major currencies.

2.	Account Benchmark

JP Morgan CEMBI Broad Diversified (Non-IG) (the “Benchmark”)

3.	Investment Guidelines

Investments which may be held by the Account are disclosed in the Registration Statement.

4.	Investment Restrictions

The Account will observe the following investment restrictions:

i.	The Account must invest at least 80% of its net assets in high yield bonds issued by Corporates, Sovereigns or Quasi Sovereigns in Emerging Markets.

ii.	The Account may not invest more than 5% of its net assets in a single issue (based on market value);

iii.	The Account may not invest more than 10% of its net assets in a single issuer;

iv.	The Account may not invest more than 20% of its net assets in a single Emerging Market country;

v.	The Account may not invest more than 500 basis points in excess of the Benchmark’s weighting in each of Ukraine and Russia.

vi.	The Account may only be permitted to invest its net assets in investments denominated in U.S. Dollars or the currencies of other G7 countries;

vii.	The Account may only use FX forwards (deliverable and non-deliverable) for the purpose of hedging currencies of G7 countries; and

viii.	The Account may not invest more than 1,500 basis points in excess of the Benchmark’s weighting in any particular industry or particular group of industries.

All of the above restrictions are applied at the time of investment.

5.	Definitions

Corporate: means an entity that is not a Sovereign or a Quasi Sovereign entity but is either domiciled in, or derives at least 50% of its revenues in or from, one or more Emerging Markets.

Emerging Markets: The Account considers a country to be an emerging market country if it has been determined by an international organization, such as the World Bank, to have a low to middle income economy.

Sovereign: means an Emerging Market government.

Quasi Sovereign: means an entity (including a local or regional governmental body) that is fully guaranteed by a Sovereign or 100% directly or indirectly owned or controlled by a Sovereign. For the avoidance of doubt, a province is classified as a Quasi Sovereign.

6.	Other

The Investment Guidelines shall not be deemed to have been breached as a result of changes in the price or value of investments (the “Original Investments”) held by the Account brought about through market forces or movements in the market. If any Investment Guidelines are exceeded as a result of such market forces or movements or are otherwise breached, the Investment Manager shall:

-	acquire no further investments for the account of the Account which at the date of acquisition would result in any Investment Guidelines being further exceeded or breached; and

-	consider the steps to be taken to remedy the situation, if any,

provided that the Investment Manager shall always be entitled to acquire or dispose of investments with a view to remedying any such excess or breach or, if in its opinion it is in the Account’s best interests to do so, otherwise retain the Original Investments in full.

APPENDIX B

APPROVED COUNTERPARTIES

U.S. Bank National Association

APPENDIX C

INVESTMENT MANAGER’S BEST EXECUTION POLICY